                                                                    EXHIBIT 99.3



[DEAN FOODS LOGO]


                                  NEWS RELEASE
                                  Contact:  Cory Olson
                                            Senior Vice President and Treasurer
                                            (214) 303-3645

                                            P.I. Aquino
                                            Assistant Treasurer
                                            (214) 303-3437



--------------------------------------------------------------------------------

            DEAN FOODS COMPANY REPORTS RECORD SECOND QUARTER RESULTS
                     AND RAISES EARNINGS ESTIMATES FOR 2002

             Pro Forma Diluted Earnings Per Share Grew 15% to $0.76

       CEO and CFO File Sworn Statements With SEC Regarding Integrity of
                              Financial Statements

         DALLAS, August 8, 2002 - Dean Foods Company (NYSE: DF) today announced record results for the quarter ended June 30, 2002. Second quarter net sales totaled $2.4 billion, growing 55% over the second quarter of 2001. Diluted earnings per share totaled $0.72, an increase of 31% compared with $0.55 in the second quarter of 2001. Net income for the second quarter was $73.2 million, an increase of 112% versus $34.6 million in the second quarter of 2001.

         On a pro forma basis, diluted earnings per share for the second quarter totaled $0.76, an increase of 15% over pro forma earnings of $0.66 per share in last year's second quarter. Pro forma net income for the second quarter grew 84% to $77.4 million, compared with pro forma net income of $42.1 million in the second quarter of 2001.

         Second quarter 2002 pro forma results exclude restructuring charges of $6.7 million related to plant closings in Puerto Rico and Vermont and a Dairy Group distribution facility in Virginia. Second quarter 2001 pro forma results have been adjusted to reflect the elimination of goodwill and other intangible amortization. A reconciliation table between earnings per share and pro forma earnings per share is attached.

         "We are proud of our performance this quarter and are on track to deliver outstanding results in 2002," said Gregg Engles, Chairman and Chief Executive Officer of Dean Foods. "We achieved approximately $29 million in merger synergies during the second quarter and anticipate that we will deliver total synergies in excess of $100 million this year, significantly more than our original estimate. As a result, we are raising our estimate for 2002 pro forma diluted earnings per share to a range of $2.75 to $2.78 per share. We expect third quarter pro forma diluted earnings per share to be in the range of $0.67 to $0.69 per share."

         The company reported second quarter operating income of $178.4 million versus $102.9 million in the second quarter of 2001, an increase of 73%. Pro forma operating income totaled $185.0 million, an increase of 60% over pro forma operating income of $115.6 million in the second quarter of 2001. Pro forma second quarter 2002 operating income margins were 7.87%, an increase of 26 basis points versus the pro forma results from the second quarter of last year. Operating income margin gains were due primarily to realized merger synergies and the decline in raw milk costs compared with the prior year.

         Free cash flow for the quarter, defined as pro forma EBITDA less interest, taxes and capital expenditures was $59.1 million. In the second quarter of 2001, free cash flow totaled $45.3 million.

         The company's long-term debt, including $139 million in current liabilities, at the end of the quarter was approximately $3.0 billion, and the Debt-to-EBITDA ratio was approximately 3.4 times. At June 30, 2002, approximately $693 million of the company's $2.7 billion bank facility remained undrawn and available for future investments.

RECENT DEVELOPMENTS

         o Today the company's CEO and CFO filed the sworn statements required by the Securities and Exchange Commission of the country's 947 largest public companies. The statements were signed in the form mandated by the SEC without exception.

                  "We have always taken our financial reporting responsibility extremely seriously, and we stand by the integrity of our financial statements," said Engles.

         o In July, the company announced a new licensing arrangement with Land O'Lakes. The new arrangement grants Dean Foods a perpetual license to use the Land O'Lakes(R) brand name nationally on a broad range of fluid milk and cultured dairy products, including all basic fluid dairy products, as well as a variety of other value-added products. In mid-August 2002, Morningstar Foods will launch Land O'Lakes Dairy Ease lactose-free milk, the first new product resulting from the expanded relationship.

                  "By strengthening our alliance with Land O'Lakes, we are another step closer to our stated goal of building a more branded food and beverage company," said Engles. "Because we now have greater rights to use the Land O'Lakes brand, as well as increased marketing and distribution responsibilities for the products, we will be better positioned to invest in the continued growth of the Land O'Lakes brand. Our efforts, together with Land O'Lakes' continued promotion of the brand on its core products should significantly strengthen the entire Land O'Lakes brand franchise."

         o In May, the company acquired the assets of Marie's Quality Foods, Marie's Dressings, Inc. and Marie's Associates, makers of Marie's(R) brand dips and dressings in the western United States. Prior to the acquisition, Dean Foods licensed the Marie's brand to Marie's Quality Foods and Marie's Dressings, Inc. for use in connection with the manufacturing and sale of dips and dressings in the western United States. With this acquisition, Dean Foods is now the sole owner, manufacturer and marketer of Marie's brand products nationwide.

                  "By completing this transaction, we consolidated the Marie's brand nationally, allowing us greater ability to invest efficiently in product innovation and branding," Engles said. "It is another important step toward focusing our efforts on brands that we own or control."

         o In May, Dean Foods completed the acquisition of the remaining 64% equity interest in White Wave, Inc. it did not already own. White Wave, based in Boulder, Co., is the maker of Silk(R), the leading refrigerated soymilk in the country. For financial reporting purposes, White Wave's results will be aggregated with the company's Morningstar segment.

                  "We believe that soymilk is one of the most promising branded growth opportunities in the food and beverage industry today," said Engles. "With its proven record of success in the soymilk category, we believe White Wave is well positioned to take advantage of the explosive growth potential that this category holds. Dean Foods is committed to investing, innovating and branding in the functional beverage arena, and this transaction is another step toward delivering on that commitment."

         o Dean Foods completed its two-for-one common stock split and began trading on a split-adjusted basis on April 24, 2002. All share and per share amounts in this press release have been adjusted to reflect the stock split.

SEGMENT RESULTS

         Dairy Group sales for the second quarter totaled $1.8 billion, an increase of 45% over $1.2 billion in the second quarter of 2001. The sales growth was due primarily to the addition of the legacy Dean dairies.

         Dairy Group pro forma operating income in the second quarter improved 66% to $142.4 million, and pro forma operating margins increased 102 basis points to 7.92% of sales, due to synergies from the merger transaction and lower raw milk costs. The average Class I mover, as determined on a monthly basis by the USDA, declined 21% in the second quarter to $11.25 per hundred weight in comparison to the comparable period in 2001.

         Morningstar/White Wave sales in the second quarter totaled $263.8 million, an increase of 47%. The increase was due primarily to the addition of legacy Dean's National Refrigerated Products segment and White Wave.

         Pro forma operating income in the second quarter for Morningstar/White Wave was $30.8 million, up 16% compared to last year, and operating margins were down 315 basis points to 11.69%, due to the previously announced phase-out of the Lactaid and Nestle brands and incremental marketing spending toward the company's branded and value-added growth platforms, including White Wave.

         Specialty Foods sales totaled $177.4 million and operating income was $25.4 million, or 14.3% of sales. "We are very proud of the accomplishments of our Specialty Foods segment in the second quarter," said Engles. "The Specialty Foods team has moved aggressively to reduce costs, innovate in packaging and drive profitability, resulting in substantial margin improvement over last year."

RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2002

         The company recorded net sales growth of 55% to $4.6 billion for the six months ended June 30, 2002, compared with $3.0 billion during the first half of 2001. Net income for the first six months totaled $81.3 million, compared with $56.7 million in the first six months of 2001. Pro forma net income for the six months totaled $133.5 million, an increase of 82% over $73.5 million in the first half of 2001.

         Diluted earnings per share for the six months ended June 30, 2002 declined to $0.85, compared with $0.94 in the first half of 2001. Pro forma diluted earnings per share for the six months totaled $1.33, an increase of 14% compared with $1.17 in the first half of 2001.

         Pro forma results for the six months ended June 30, 2002 exclude restructuring charges of $7.9 million related to plant closings and exclude a one-time charge of $47.3 million, net of income tax, related to the write-down of certain trademarks due to the implementation of Financial Accounting Standard
(FAS) 142, "Goodwill and Other Intangible Assets." Pro forma results for the first six months of 2001 have been adjusted to exclude plant closing charges and to reflect the elimination of goodwill and other intangible amortization. In addition, pro forma 2001 results exclude the cumulative effect of the accounting change for the adoption of FAS 133 in the first quarter of 2001. A reconciliation table between earnings per share and pro forma earnings per share is attached.

         The company reported operating income for the six months of $326.7 million versus $186.8 million in the first six months of 2001, an increase of 75%. Pro forma operating income totaled $334.6 million, an increase of 57% over pro forma $212.9 million in the first half of 2001. Pro forma operating income margins for the first half of 2002 were 7.22%, an increase of 8 basis points versus the pro forma results from the first six months of last year.

         Free cash flow for the first six months of 2002 was $131.5 million, compared with $92.7 million in the first half of 2001.

CONFERENCE CALL WEBCAST

         A webcast to discuss the company's financial results and outlook will be held at 10:00 a.m. eastern today and may be heard live by visiting the "Webcasts" section of the company web site at www.deanfoods.com.

ABOUT DEAN FOODS

         Dean Foods Company is one of the nation's leading food and beverage companies. The company produces a full line of company-branded and private label dairy products such as milk and milk-based beverages, ice cream, coffee creamers, half and half, whipping cream, whipped toppings, sour cream, cottage cheese, yogurt, dips, dressings and `soy milk. The company is also a leading supplier of pickles and other specialty food products, juice, juice drinks and water. The company operates over 120 plants in 38 U.S. states and 3 countries, and employs more than 30,000 people.

         Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, the company's projected earnings per share, merger synergies, cash flow and capital expenditures, as well as the company's expectations concerning its branding initiatives. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The company's ability to meet targeted financial and operating results during the remainder of 2002, including targeted sales, operating margins, earnings per share and cash flow depends on a variety of economic, competitive and governmental factors, many of which are beyond the company's control and which are described in the company's filings with the Securities and Exchange Commission. The company's ability to profit from its branding initiatives depends on a number of factors including primarily consumer acceptance of the company's products. The forward-looking statements in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

                               (Tables to follow)

                                      # # #

                                  DEAN FOODS COMPANY
                     (Dollars in thousands, except per share data)


                                                                         REPORTED                         PRO FORMA (A)
                                                               ------------------------------    ------------------------------
                                                                    Three months ended                Three months ended
                                                                         June 30,                           June 30,
                                                               ------------------------------    ------------------------------
                                                                    2002            2001             2002             2001
                                                               -------------    -------------    -------------    -------------
Net sales                                                      $   2,350,956    $   1,517,541    $   2,350,956    $   1,517,541
Cost of sales                                                      1,738,644        1,163,947        1,738,644        1,163,947
                                                               -------------    -------------    -------------    -------------

  Gross profit                                                       612,312          353,594          612,312          353,594

Operating costs and expenses                                         427,265          250,691          427,265          238,027
Plant closing costs                                                    6,665
                                                               -------------    -------------    -------------    -------------

  Operating income                                                   178,382          102,903          185,047          115,567

Interest expense & financing charges on preferred securities          60,709           34,330           60,709           34,330
(Earnings) from unconsolidated affiliates                             (1,404)          (1,186)          (1,404)          (2,066)
Other (income) expense                                                   739             (189)             739             (189)
                                                               -------------    -------------    -------------    -------------

  Income before income taxes and minority interest                   118,338           69,948          125,003           83,492

Income taxes                                                          45,104           25,982           47,570           29,602
Minority interest                                                          7            9,363                7           11,759
                                                               -------------    -------------    -------------    -------------

    Net income                                                 $      73,227    $      34,603    $      77,426    $      42,131
                                                               =============    =============    =============    =============


Basic earnings per share                                       $        0.81    $        0.63    $        0.86    $        0.76
                                                               =============    =============    =============    =============

    Basic average common shares (000's)                               90,050           55,121           90,050           55,121

Diluted earnings per share                                     $        0.72    $        0.55    $        0.76    $        0.66
                                                               =============    =============    =============    =============

    Diluted average common shares (000's)                            108,989           72,228          108,989           72,228


(A) Pro forma results for second quarter 2002 are adjusted to exclude plant closing costs. Pro forma results for second quarter 2001 are adjusted to eliminate goodwill and other intangible amortization.

                                  DEAN FOODS COMPANY
                     (Dollars in thousands, except per share data)




                                                                         REPORTED                     PRO FORMA (B)
                                                               ----------------------------    ----------------------------
                                                                      Six months ended               Six months ended
                                                                          June 30,                       June 30,
                                                               ----------------------------    ----------------------------
                                                                   2002             2001           2002            2001
                                                               ------------    ------------    ------------    ------------
Net sales                                                      $  4,632,941    $  2,982,613    $  4,632,941    $  2,982,613
Cost of sales                                                     3,464,340       2,281,774       3,464,340       2,281,774
                                                               ------------    ------------    ------------    ------------

  Gross profit                                                    1,168,601         700,839       1,168,601         700,839

Operating costs and expenses                                        834,032         513,215         834,032         487,960
Plant closing costs                                                   7,898             843
                                                               ------------    ------------    ------------    ------------

  Operating income                                                  326,671         186,781         334,569         212,879

Interest expense & financing charges on preferred securities        120,982          70,028         120,982          70,028
(Earnings) from unconsolidated affiliates                            (1,807)         (2,859)         (1,807)         (4,593)
Other expense                                                           453             502             453             502
                                                               ------------    ------------    ------------    ------------

  Income before income taxes and minority interest                  207,043         119,110         214,941         146,942

Income taxes                                                         78,442          44,649          81,383          52,199
Minority interest                                                        16          16,341              16          21,293
                                                               ------------    ------------    ------------    ------------

    Net income before cumulative effect of accounting
        change                                                      128,585          58,120         133,542          73,450

Cumulative effect of accounting change                              (47,316)         (1,446)
                                                               ------------    ------------    ------------    ------------

    Net income                                                 $     81,269    $     56,674    $    133,542    $     73,450
                                                               ============    ============    ============    ============


Basic earnings per share:
    Income before cumulative effect of accounting change       $       1.44    $       1.06
    Cumulative effect of accounting change                            (0.53)          (0.03)
                                                               ------------    ------------
    Net income                                                 $       0.91    $       1.03    $       1.49    $       1.34
                                                               ============    ============    ============    ============

    Basic average common shares (000's)                              89,466          54,917          89,466          54,917

Diluted earnings per share:
    Income before cumulative effect of accounting change       $       1.29    $       0.96
    Cumulative effect of accounting change                            (0.44)          (0.02)
                                                               ------------    ------------
    Net income                                                 $       0.85    $       0.94    $       1.33    $       1.17
                                                               ============    ============    ============    ============

    Diluted average common shares (000's)                           108,484          71,897         108,484          71,897


(B) Pro forma results for the first six months of 2002 are adjusted to exclude plant closing costs and the cumulative effect of accounting change related to the write-down of certain trademarks due to the implementation of FAS 142, "Goodwill and Other Intangible Assets". Pro forma results for first six months of 2001 are adjusted to exclude plant closing costs, to exclude the cumulative effect of accounting change due to the implementation of FAS 133, "Accounting for Derivative Instruments and Hedging Activities", and to eliminate goodwill and other intangible amortization.

                               DEAN FOODS COMPANY

                             Condensed Balance Sheet
                             (Dollars in Thousands)



                                                       June 30,        December 31,
                                                         2002              2001
                                                     -------------    -------------
ASSETS

Cash and cash equivalents                            $      67,350    $      78,260
Other current assets                                     1,313,941        1,403,924
                                                     -------------    -------------
  Total current assets                                   1,381,291        1,482,184

Property, plant & equipment                              1,620,119        1,668,592

Intangibles & other assets                               3,841,513        3,581,121
                                                     -------------    -------------

    Total Assets                                     $   6,842,923    $   6,731,897
                                                     =============    =============


LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities                            $   1,159,318    $   1,174,963

Long-term debt                                           2,886,912        2,971,525

Other long-term liabilities                                561,791          524,924

Mandatorily redeemable TIPES                               584,886          584,605

Stockholders' equity:
  Common stock                                                 903              879
  Additional paid-in capital                             1,051,666          961,705
  Retained earnings                                        624,409          543,139
  Other comprehensive income                               (26,962)         (29,843)
                                                     -------------    -------------
     Total stockholders' equity                          1,650,016        1,475,880
                                                     -------------    -------------

    Total Liabilities and Stockholders' Equity       $   6,842,923    $   6,731,897
                                                     =============    =============



          Earnings Per Share Summary and Reconciliation



                                                        Three Months Ended             Six Months Ended
                                                             June 30,                      June 30,
                                                   ---------------------------   ---------------------------
                                                       2002           2001           2002            2001
                                                   ------------   ------------   ------------   ------------
Diluted earnings per share                         $       0.72   $       0.55   $       0.85   $       0.94

Elimination of amortization:
      Goodwill amortization                                               0.10                          0.19
      Trademark amortization                                              0.01                          0.02

Nonrecurring losses:
      Plant closing costs (1)                              0.04                          0.04

Cumulative effect of accounting change (2)                                               0.44           0.02
                                                   ------------   ------------   ------------   ------------

Pro forma diluted earnings per share               $       0.76   $       0.66   $       1.33   $       1.17
                                                   ============   ============   ============   ============


  (1) Plant closing costs in the second quarter of 2002 related to the closings of plants in Puerto Rico and Vermont, as well as a Dairy Group distribution facility; in addition, a Dairy Group plant in Michigan was closed in the six month period.

  (2) Cumulative effect of accounting change in 2002 was related to the write-down of certain trademarks due to the implementation of FAS 142, "Goodwill and Other Intangible Assets". In 2001 the cumulative effect of accounting change was the result of the adoption of FAS 133, "Accounting for Derivative Instruments and Hedging Activities".

                               DEAN FOODS COMPANY

                               Segment Information
                             (Dollars in thousands)


                                               Reported                      Pro Forma
                                       Three Months Ended June 30,    Three Months Ended June 30,
                                      ----------------------------   ----------------------------
                                          2002            2001           2002             2001
                                      ------------    ------------   ------------    ------------
Revenue
  Dairy Group                         $  1,798,714    $  1,240,098   $  1,798,714    $  1,240,098
  Morningstar Foods/White Wave             263,796         178,938        263,796         178,938
  Specialty Foods                          177,364         177,364
  Corporate / Other                        111,082          98,505        111,082          98,505
                                      ------------    ------------   ------------    ------------
  Consolidated                        $  2,350,956    $  1,517,541   $  2,350,956    $  1,517,541
                                      ============    ============   ============    ============

Operating Income
  Dairy Group                         $    137,113    $     75,681   $    142,382    $     85,545
  Morningstar Foods/White Wave              30,835          24,748         30,835          26,550
  Specialty Foods                           25,367          25,367
  Corporate / Other                        (14,933)          2,474        (13,537)          3,472
                                      ------------    ------------   ------------    ------------
  Consolidated                        $    178,382    $    102,903   $    185,047    $    115,567
                                      ============    ============   ============    ============


                                               Reported                       Pro Forma
                                       Six Months Ended June 30,       Six Months Ended June 30,
                                      ----------------------------    ----------------------------
                                          2002            2001            2002            2001
                                      ------------    ------------    ------------    ------------
Revenue
  Dairy Group                         $  3,576,218    $  2,440,772    $  3,576,218    $  2,440,772
  Morningstar Foods/White Wave             502,376         345,627         502,376         345,627
  Specialty Foods                          338,578         338,578
  Corporate / Other                        215,769         196,214         215,769         196,214
                                      ------------    ------------    ------------    ------------
  Consolidated                        $  4,632,941    $  2,982,613    $  4,632,941    $  2,982,613
                                      ============    ============    ============    ============

Operating Income
  Dairy Group                         $    263,347    $    142,312    $    269,849    $    162,819
  Morningstar Foods/White Wave              53,940          46,265          53,940          49,831
  Specialty Foods                           46,154          46,154
  Corporate / Other                        (36,770)         (1,796)        (35,373)            229
                                      ------------    ------------    ------------    ------------
  Consolidated                        $    326,671    $    186,781    $    334,570    $    212,879
                                      ============    ============    ============    ============


                          Summary Financial Information
                             (Dollars in thousands)


                                                        Reported                       Pro Forma
                                                Three Months Ended June 30,   Three Months Ended June 30,
                                                ---------------------------   ---------------------------
                                                    2002           2001           2002           2001
                                                ------------   ------------   ------------   ------------
Depreciation                                    $     39,157   $     24,008   $     39,157   $     24,008
Amortization of intangibles                            1,135         13,456          1,135            792
Amortization shown in interest expense                 3,237            666          3,237            666
Capital expenditures                                  60,498         35,585         60,498         35,585


                                                 Six Months Ended June 30,     Six Months Ended June 30,
                                                ---------------------------   ---------------------------
                                                    2002           2001           2002            2001
                                                ------------   ------------   ------------   ------------
Depreciation                                    $     82,115   $     47,830   $     82,115   $     47,830
Amortization of intangibles                            3,347         26,797          3,347          1,542
Amortization shown in interest expense                 5,799          1,332          5,799          1,332
Capital expenditures                                  91,528         55,317         91,528         55,317